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Exhibit 99.3

Tab Products Co.
Non-Recurring Charges in 4th Quarter FY2001 and Full Year FY2001
($ in millions except per share amounts)

Special non-recurring charges and write-offs were incurred by the Company during the fourth quarter of FY2001 and the fiscal year as a whole. The amounts, which had a significant impact on the operating loss of the Company, are shown below:

Description	Unaudited Fourth Quarter FY2001	Unaudited Fiscal Year 2001
Costs associated with corporate HQ relocation	$1.0	$2.2
Write-off of goodwill associated with the imaging subsidiary (Docucon) (No cash impact in FY 2001)	$3.7	$3.7
Fixed asset write-offs (associated with HQ relocation) (No cash impact in FY 2001)	$-0-	$0.9
Severance and closing costs associated with closing of 12 branch offices (Nominal cash impact in FY 2001)	$0.8	$0.8
CEO severance and search fees	$-0-	$1.4

Total	$5.5	$9.0

Tab Products Co.
Fiscal Year 2001 and Fiscal Fourth Quarter Projections
($ in millions except per share amounts)

Preliminary Projections (Unaudited) for 4th Quarter and full year FY 2001:

	Unaudited Fourth Quarter FY2001	Unaudited Fiscal Year 2001
Revenue	$29.2	$118.5
Operating loss	$(7.7)	$(19.4)
Net loss	$(4.9)	$(12.1)
Net loss per diluted share	$(0.95)	$(2.34)

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Tab Products Co. Non-Recurring Charges in 4th Quarter FY2001 and Full Year FY2001 ($ in millions except per share amounts)
Tab Products Co. Fiscal Year 2001 and Fiscal Fourth Quarter Projections ($ in millions except per share amounts)